Exhibit 99.1

Implant Sciences Receives Final Listing Determination Letter

WILMINGTON, Mass. — (BUSINESS WIRE) — March 30, 2009 — Implant Sciences Corporation (NYSE Amex: IMX), a supplier of systems and sensors for the homeland security market and related industries, today announced that it received notice from the staff of the Corporate Compliance department of the NYSE Regulation Inc. on behalf of NYSE Amex of its determination to prohibit the continued listing of the Company’s common stock on the Exchange and to initiate delisting proceedings.  Implant Sciences has filed its notice to appeal this decision.

Pending the outcome of its appeal, the Company will attempt to ensure that its common stock is quoted and eligible for trading on the Over-The-Counter Bulletin Board (the “OTCBB”), a regulated electronic quotation service offered by the Financial Industry Regulatory Authority, Inc. (FINRA), on or before the date on which trading is suspended by the Exchange, or as soon as practicable thereafter.  Companies listed on this exchange are fully reporting companies.

The Staff determined, as previously disclosed, that the Company was not in compliance with Sections 1003(a)(i), (ii), (iii) and (iv) of the Exchange’s Company Guide.

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries. The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that: if the NYSE Amex delists our common stock, it may be extremely difficult to raise capital; if third party credit is unavailable, our working capital could be restricted and we may not be able to borrow capital; and other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.